Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-176514

Prospectus Supplement No. 1

LOCATION BASED TECHNOLOGIES, INC.

58,754,079 Shares

This Prospectus Supplement No. 1 supplements the prospectus dated October 13, 2011 (the “Final Prospectus”).  This Prospectus Supplement No. 1 should be read in conjunction with the Final Prospectus and may not be delivered or utilized without the Final Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information set forth in the Current Reports on Form 8-K that we filed with the Securities and Exchange Commission on October 28, 2011, copies of which are attached hereto.

These are speculative securities and involve a high degree of risk.  You should not invest in our common stock unless you can afford to lose your entire investment.  Please see “Risk Factors” beginning on page 6 of the Final Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 28, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2011

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

5	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

5	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

5	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

5	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; change in Fiscal Year Election of Directors

Effective October 25, 2011, the Board of Directors of Location Based Technologies, Inc. amended Article 3, Section 3.2, of its Bylaws to increase the number of directors from three to seven, and elected four new directors as previously reported.

Item 9.01.  Financial Statements and Exhibits

Exhibit #	Description
3.2A	Amendment to Article 3, Section 3.2, of Amended and Restated Bylaws of Location Based Technologies , Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: October 28, 2011	By:	/s/ David Morse
David Morse
Chief Executive Officer

EXHIBIT INDEX

Exhibit #	Description
3.2A	Amendment to Article 3, Section 3.2, of Amended and Restated Bylaws of Location Based Technologies , Inc.

Exhibit 3.2A

Amendment to Article 3, Section 3.2, of Amended and Restated Bylaws of Location Based Technologies, Inc.

3.2           Number Of Directors.  The board of directors shall not be less than one (1) nor more than nine (9) members.  The exact number of directors shall be seven (7) until changed, within the limits specified above by a bylaw amending this Section 3.2 duly adopted by the board of directors or the stockholders.  The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by an amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the Articles of Incorporation.  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2011

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 25, 2011, the Board of Directors of Location Based Technologies, Inc. increased the number of directors from three to seven and appointed Greggory Haugen, Charles “Chuck” Smith, David Meyers, and Ronald Warner as directors.  It is anticipated that the new Board members will be assigned to committees to be established by the Board in the near future.

For their service, each new director will be granted options to purchase 50,000 shares of common stock for joining the Board, and options to purchase another 50,000 shares are to be granted in the third quarter of their service.

Item 9.01.  Financial Statements and Exhibits.

Exhibit #	Description
99.1	Press release dated October 25, 2011*

*This exhibit shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: October 28, 2011	By:	/s/ David Morse
David Morse
Chief Executive Officer

EXHIBIT INDEX

Number	Description
99.1	Press Release dated October 25, 2011.*

*This exhibit shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Exhibit 99.1

Location Based Technologies Names New CMO,
Establishes Independent Board

IRVINE, Calif., Oct. 25, 2011—Location Based Technologies® Inc. (OTCBB:LBAS), manufacturer of PocketFinder® GPS locator devices, today announced it has appointed Gregory Gaines as the company’s first chief marketing and sales officer. In addition, four executives have been named to the board of directors, thereby creating an independent board representing decades of cumulative business experience.

Mr. Gaines was founder of GKG Associates, a consulting firm that helps businesses improve their value through sales development, strategic relationships and go-to-market initiatives. His international experience includes serving as vice president for global sales and marketing for Powerwave Technologies, Inc. and global strategic alliance manager for Intel Corporation.  Previously, Mr. Gaines held various strategic account management positions at Compaq Computer Corporation and Digital Equipment Corporation. He is involved in several industry and marketing organizations and serves on the boards of select non-profit organizations.

“We are fortunate to have someone with Gregory’s expertise contributing to our future growth and success,” said Dave Morse, CEO of Location Based Technologies. “His leadership, his thorough knowledge of key business success factors and his extensive experience in marketing and sales at other technology companies position him well to enhance the strength of our marketing and leadership teams. In addition, we are greatly honored to add high caliber Board Members who are committed to helping our company reach its full potential."

Location Based Technologies’ new board members:
●
Gregg Haugen was a founding senior partner in CarVal Investors, a Value Fund with more than $10 billion in assets under management. Prior to joining CarVal, Mr. Haugen was a senior accountant with KPMG Peat Marwick in Minneapolis. Mr. Haugen is one of Location Based Technologies’ largest shareholders, and has been an advisor to the Company since January of 2011.  Mr. Haugen holds a Masters of Management from the J.L Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Business Administration degree from Boston University.

●
David L. Meyers is the former executive vice president and chief financial officer of Del Monte Foods, Inc. Mr. Meyers served on the board of Smart & Final and was chair of the audit committee prior to its sale. Mr. Meyers currently serves on the board of Foster Dairy Farms and Bay Grove Capital. Mr. Meyers has over 35 years of senior management experience in the consumer products industry.

●
Charles H. “Chuck” Smith is the former president and chief executive officer of SBC West, now AT&T.  He has more than 30 years’ experience in telecommunications and was vice chair of the board for USC’s Center for Telecommunications Management.  Chuck is currently the vice chairman of the board of University of San Francisco and remains actively involved as an advisor for numerous business, educational and community support boards.

●
Ronald Warner has been practicing law since 1968 and is currently a senior partner at Locke Lord Bissell and Liddell, LLP.  Mr. Warner specializes in M&A financings, international joint venture and collaborative arrangements. He currently serves on the board of directors of Senetas Party, Ltd., an Australian public company; Radiance Rewards LLC and Elite Interactive Solutions, Inc. He also serves on the advisory boards of several technology and services companies in the U.S. and abroad.

About Location Based Technologies
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and develops PocketFinder personal locator devices for a highly mobile society. PocketFinder devices provide an easy solution to help people use technology to stay connected to what they value most—loved ones, pets, vehicles and assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with PocketFinder on Facebook: http://www.facebook.com/PocketFinder or follow on Twitter at https://twitter.com/#!/PocketFinderGPS.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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Contact:
Daly-Swartz PR
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com

Vision Advisors
Terry McGovern, 415-902-3001
mcgovern@visionadvisors.net

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